AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT
FOR TIAA-CREF LIFE FUNDS

	This is an amendment, dated as of May 1, 2016, to the Investment Advisory Agreement for TIAA-CREF Life Funds ("Agreement"), dated the
1st  day of May, 2010, as amended from time to time, between TIAA-CREF
Life Funds (the "Trust"), a Delaware statutory trust, and Teachers Advisors, Inc. (the "Advisor"), a Delaware corporation.

	WHEREAS, the Board of Trustees has determined that it is in the best interest of the Trust to synchronize the date of the Agreement with the annual renewal of the Agreement to facilitate the Trust's compliance schedule and administration;

NOW THEREFORE, the parties agree that the Agreement, as amended, shall be dated May 1, 2016.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.


TIAA-CREF LIFE FUNDS

/s/Austin P. Wachter
By: Austin P. Wachter
Title: VP, Funds Treasurer


TEACHERS ADVISORS, INC.


/s/ Bradley Finkle
By: Bradley Finkle
Title: SMD, President, TIAA Investments